UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 3)

Under the Securities Exchange Act of 1934

Sun-Times Media Group, Inc.

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

86688Q100

(CUSIP Number)

Shulamit Leviant, Esq.

c/o Davidson Kempner Partners

65 East 55th Street, 19th Floor

New York, NY 10022

(212) 446-4053

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

January 14, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 86688Q100	Page 2 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER PARTNERS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 626,866
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 626,866

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,866
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 3 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,358,259
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,358,259

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,358,259
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 4 of 34 Pages

1	NAME OF REPORTING PERSON M.H. DAVIDSON & CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 112,203
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 112,203

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,203
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 5 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,415,017
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,415,017

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,017
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 6 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 94,990
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 94,990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,990
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 7 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 8 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 9 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 10 of 34 Pages

1	NAME OF REPORTING PERSON MHD MANAGEMENT CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 626,866
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 626,866

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,866
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 11 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER ADVISERS INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,358,259
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,358,259

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,358,259
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 86688Q100	Page 12 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,415,017
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,415,017

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,017
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 13 of 34 Pages

1	NAME OF REPORTING PERSON DK GROUP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 94,990
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 94,990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,990
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 14 of 34 Pages

1	NAME OF REPORTING PERSON DK MANAGEMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 15 of 34 Pages

1	NAME OF REPORTING PERSON DK STILLWATER GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 16 of 34 Pages

1	NAME OF REPORTING PERSON THOMAS L. KEMPNER, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 17 of 34 Pages

1	NAME OF REPORTING PERSON MARVIN H. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 18 of 34 Pages

1	NAME OF REPORTING PERSON STEPHEN M. DOWICZ
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 19 of 34 Pages

1	NAME OF REPORTING PERSON SCOTT E. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 20 of 34 Pages

1	NAME OF REPORTING PERSON MICHAEL J. LEFFELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 21 of 34 Pages

1	NAME OF REPORTING PERSON TIMOTHY I. LEVART
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States and the United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 22 of 34 Pages

1	NAME OF REPORTING PERSON ROBERT J. BRIVIO, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 23 of 34 Pages

1	NAME OF REPORTING PERSON ERIC P. EPSTEIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 24 of 34 Pages

1	NAME OF REPORTING PERSON ANTHONY A. YOSELOFF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 25 of 34 Pages

1	NAME OF REPORTING PERSON AVRAM Z. FRIEDMAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 26 of 34 Pages

1	NAME OF REPORTING PERSON CONOR BASTABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 27 of 34 Pages

This statement amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons (as defined therein) with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2008 (together with Amendments Nos. 1 and 2 thereto previously filed with the SEC on October 31, 2008 and November 20, 2008, respectively, the “Schedule 13D”), relating to the shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Sun-Times Media Group, Inc., a Delaware corporation (the “Issuer”), and constitutes Amendment No. 3 to the Schedule 13D. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby supplemented by adding thereto the following:

On January 14, 2009, in connection with the solicitation of consents (the “Consent Solicitation”) by Davidson Kempner Capital Management LLC (“DKCM”) and certain of its affiliated entities and persons from holders of the Shares, DKCM filed a motion (the “Motion”) with the Ontario Superior Court of Justice (Commercial List) in the matter of A Plan of Compromise or Arrangement of Hollinger Inc. (“Hollinger”), 4322525 Canada Inc. (“4322525”) and Sugra Limited. The order sought by the Motion (the “Order”), if granted, would permit the DTC participants in respect of 11.875% Senior Secured Notes due 2011 (the “First Priority Notes”) of Hollinger to vote, at the direction of the beneficial holders of the First Priority Notes, a proportionate number of the (i) 2,200,000 Shares (the “Collateral Shares”) registered in the name of Hollinger and (ii) 14,289,000 shares (the “Additional Shares”) registered in the name of 4322525, in each case being the proportion that First Priority Notes held by each DTC participant represents to the aggregate outstanding First Priority Notes. The Order, if granted, would apply solely in connection with the Consent Solicitation and any matter related thereto, and up to a number of Shares in the aggregate that is equal to or less than 19.999% of the then outstanding Shares. None of the Reporting Persons otherwise has the right or the ability to control the vote or disposition of the Collateral Shares or the Additional Shares and the Reporting Persons expressly disclaim beneficial ownership of the Collateral Shares and the Additional Shares.

On January 16, 2009, DKCM issued a press release announcing that, in connection with the Consent Solicitation, it had received and delivered to the offices of the Issuer’s registered agent in Delaware the required number of written consents to reconstitute the Board of Directors of the Issuer (the “Board”). The consents approve the proposals of DKCM and certain of its affiliated entities and persons to, among other things, remove each member of the existing Board other than Robert B. Poile and appoint to the Board each of Jeremy L. Halbreich, Michael E. Katzenstein and Robert A. Schmitz. A copy of the press release is attached hereto as Exhibit 99.5 and is incorporated herein by reference in its entirety.

Item 5.	Interest in Securities of the Issuer.

Items 5(b) and 5(c) of the Schedule 13D are hereby amended and restated in their entirety as set forth below:

(b) DKAI is the general partner of DKIP and consequently has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,358,259 Shares held by DKIP. DKIA provides managerial services to DKIL, and consequently has the power to vote or direct the

Page 28 of 34 Pages

voting, and to dispose or direct the disposition, of all of the 2,415,017 Shares held by DKIL. MHD, as the general partner of DKP, has voting power and dispositive power with respect to all 626,866 Shares held by DKP. DKG is the general partner of DKDOF and consequently has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 94,990 Shares held by DKDOF. DKMP is the investment manager of DKDOI, and DKS is the general partner of DKMP, and consequently each of DKMP and DKS has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 250,738 Shares held by DKDOI. The Principals are also deemed to have shared voting power and shared dispositive power with respect to all Shares as to which DKAI, DKIA, MHD, CO, DKG and DKMP have voting power or dispositive power. Accordingly, the Reporting Persons are deemed to have shared voting and dispositive power with respect to an aggregate of 4,858,073 Shares.

(c) The following table sets forth certain information with respect to all transactions in the Shares effected by any of the Reporting Persons since the Schedule 13D was last amended on November 20, 2008. All such transactions were transfers of Shares among certain of the Reporting Persons in private transactions.

Davidson Kempner Event Driven Equities Fund LP (Transferor)

Date	Amount of Shares Transferred	Price Per Share ($)	Transferee
12/31/2008	5,799	0.05	M.H. Davidson & Co.
12/31/2008	123,257	0.05	Davidson Kempner International Ltd.
12/31/2008	69,632	0.05	Davidson Kempner Institutional Partners, L.P.
12/31/2008	31,941	0.05	Davidson Kempner Partners

Davidson Kempner Event Driven Equities International Fund Ltd. (Transferor)

Date	Amount of Shares Transferred	Price Per Share ($)	Transferee
12/31/2008	2,392	0.05	M.H. Davidson & Co.
12/31/2008	50,835	0.05	Davidson Kempner International Ltd.
12/31/2008	28,718	0.05	Davidson Kempner Institutional Partners, L.P.
12/31/2008	13,173	0.05	Davidson Kempner Partners

Item 7.	Material to be filed as Exhibits.

Item 7 of the Schedule 13D is hereby supplemented by adding the following at the end thereof:

Exhibit	Description
99.5	Press Release, dated January 16, 2009

Page 29 of 34 Pages

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: January 16, 2009

DAVIDSON KEMPNER PARTNERS

By:	MHD Management Co.,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

By:	Davidson Kempner Advisers Inc.,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

M.H. DAVIDSON & CO.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

Page 30 of 34 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.

By:	Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Partner

MHD MANAGEMENT CO.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

DAVIDSON KEMPNER ADVISERS INC.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Page 31 of 34 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

By:	DK Group LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.

By:	DK Management Partners LP,
its Investment Manager

By:	DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP

By:	DK Group LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Page 32 of 34 Pages

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.

By:	DK Management Partners LP,
its Investment Manager

By:	DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK GROUP LLC

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK MANAGEMENT PARTNERS LP

By:	DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK STILLWATER GP LLC

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

THOMAS L. KEMPNER, JR.

By:	/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

MARVIN H. DAVIDSON

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

Page 33 of 34 Pages

STEPHEN M. DOWICZ

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

SCOTT E. DAVIDSON

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

MICHAEL J. LEFELL

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

ANTHONY A. YOSELOFF

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

TIMOTHY I. LEVART

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

ERIC P. EPSTEIN

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

Page 34 of 34 Pages

ROBERT J. BRIVIO, JR.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

AVRAM Z. FRIEDMAN

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

CONOR BASTABLE

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact